FOR IMMEDIATE RELEASE

CARMAX ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION
Tom Reedy Promoted to CFO

RICHMOND, Va. (October 22, 2010)—CarMax, Inc., (NYSE: KMX), the nation’s largest retailer of used cars, today announced the promotion of Tom Reedy to senior vice president and chief financial officer.

Reedy, 46, will be responsible for CarMax’s finance organization, including accounting, treasury, financial planning and analysis, tax and risk management. The company will begin recruiting for the position of treasurer, which Reedy previously held.

“Tom has done a great job as treasurer and has played an instrumental role in all financial aspects of the company. Many of the accounting departments already transitioned to his leadership more than a year ago,” said Tom Folliard, CarMax president and CEO. “We look forward to his continued leadership in his new role.”

Reedy will continue to report to Keith Browning, 57, who previously served as CFO and will remain with CarMax in the role of executive vice president, finance.  Browning will continue to manage CarMax Auto Finance, consumer finance and investor relations.

Previously, Reedy served as senior vice president, finance.  He joined CarMax in 2003 as vice president, treasurer, and was a founding board member of The CarMax Foundation.  Prior to CarMax, Reedy served as vice president, corporate development and treasurer at Gateway, Inc., and in various financial roles at both American Airlines and GATX Corporation.

Reedy holds a Bachelor of Arts in Economics from the University of California at Los Angeles, and a Master of Business Administration from the Darden School at the University of Virginia.

About CarMax

CarMax, a FORTUNE 500 company, and one of the FORTUNE 2010 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., we currently operate 103 used car superstores in 49 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service. During the fiscal year ended February 28, 2010, the company retailed 357,129 used vehicles and sold 197,382 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

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Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:

Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Affairs (804) 747-0422, ext. 4197